Exhibit 99.1

DISCOVER FINANCIAL SERVICES ANNOUNCES LEADERSHIP TRANSITION

Roger Hochschild Steps Down as Chief Executive Officer and President

John Owen Appointed Interim CEO and President

RIVERWOODS, Ill., August 14, 2023 – Discover Financial Services (NYSE: DFS) today announced that the Discover Board of Directors and Roger Hochschild have agreed that Hochschild will step down as Chief Executive Officer and President and as a member of the Board. Hochschild will serve in an advisory role at the Company through the end of the year to ensure a smooth transition. John Owen, a member of the Board, has been appointed Interim CEO and President. These changes are effective immediately.

The Board has engaged a leading global executive search firm to commence a process to identify a permanent CEO and President.

Tom Maheras, Chair of the Board, said, “The Board and Roger have agreed that now is the right time to transition leadership, and we thank Roger for his 25 years of service to the Company. The Board is continuously focused on Discover reaching its full potential across the business, including our commitment to enhancing compliance, risk management and corporate governance. We will continue to take actions to advance Discover’s strategic priorities and generate high returns and capital.”

Owen said, “Since joining the Board in 2022, I have been impressed by Discover’s dedicated employee base and all the potential that lies ahead for the business. I look forward to working alongside the management executive committee and Board throughout this transition to continue driving organization-wide excellence and sustainable, long-term performance.”

Hochschild said, “It has been a privilege to spend 25 years with the people of Discover at this amazing company. I know that the Company will enjoy continued success.”

About John Owen

John Owen joined the Discover Board of Directors in June 2022. Owen brings 38 years of experience in consumer banking and information technology that spans multiple industries, including banking, insurance, airlines and the defense industry. He retired from Regions Financial Corp., one of the nation’s largest full-service providers of consumer and commercial banking, wealth management and mortgage products and services, in March 2021, where he had been Chief Operating Officer since 2018.

Previously, Owen served in various senior management roles at the bank, including Head of Operations and Technology, Head of Consumer Services Group, Head of Regional Banking group, and Head of Enterprise Services and Consumer Banking.

Prior to joining Regions Financial, Owen was CEO of Assurant Specialty Property, a Fortune 500 company based in Atlanta. Prior to that, Owen was Senior Vice President of Global Systems Development for Citicorp Credit Services, Chief Information Officer of North American Operations for Arrow Electronics and Senior Vice President of Technology for American Airlines. He began his career in information systems with McDonnell-Douglas.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation’s leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Media Contact

Matthew Towson

224-405-5649

matthewtowson@discover.com

@Discover_News

Investor Relations

Eric Wasserstrom

224-405-4555

investorrelations@discover.com